CUSIP No. 346242100                                           Page 1 of 13 Pages


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                               forestindustry.com
                                (Name of Issuer)

                         Common Stock, $.0001 par value
                         (Title of Class of Securities)


                                    346242100
                                 (CUSIP Number)



                                January 28, 2001
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                          [ ] Rule 13d-1(b)
                          |X| Rule 13d-1(c)
                          [ ] Rule 13d-1(d)

CUSIP No. 346242100                                           Page 2 of 13 Pages


========== =====================================================================
  1        NAME OF REPORTING PERSON
           Augustine Fund, L.P.
---------- ---------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)   |X|
                                                                  (b)   [ ]
---------- ---------------------------------------------------------------------
  3        SEC USE ONLY
---------- ---------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           Illinois
--------------------------- --------- ------------------------------------------
        NUMBER OF              5      SOLE VOTING POWER
          SHARES                      0
       BENEFICIALLY         --------- ------------------------------------------
         OWNED BY              6      SHARED VOTING POWER
           EACH                       939,083
        REPORTING           --------- ------------------------------------------
          PERSON               7      SOLE DISPOSITIVE POWER
           WITH                       0
                            --------- ------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      939,083
----------- --------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            939,083
----------- --------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES                                             [ ]
----------- --------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            6.4%
----------- --------------------------------------------------------------------
12          TYPE OF REPORTING PERSON
            PN
=========== ====================================================================

CUSIP No. 346242100                                           Page 3 of 13 Pages

========== =====================================================================
  1        NAME OF REPORTING PERSON
           Augustine Capital Management, LLC
---------- ---------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)   |X|
                                                                   (b)   [ ]
---------- ---------------------------------------------------------------------
  3        SEC USE ONLY
---------- ---------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------- --------- ------------------------------------------
        NUMBER OF              5      SOLE VOTING POWER
          SHARES                      0
       BENEFICIALLY         --------- ------------------------------------------
         OWNED BY              6      SHARED VOTING POWER
           EACH                       939,083
        REPORTING           --------- ------------------------------------------
          PERSON               7      SOLE DISPOSITIVE POWER
           WITH                       0
                            --------- ------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      939,083
----------- --------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            939,083
----------- --------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                           [ ]
----------- --------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            6.4%
----------- --------------------------------------------------------------------
12          TYPE OF REPORTING PERSON
            PN
=========== ====================================================================

CUSIP No. 346242100                                           Page 4 of 13 Pages

========== =====================================================================
  1        NAME OF REPORTING PERSON
           John T. Porter
---------- ---------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)   |X|
                                                                   (b)   [ ]
---------- ---------------------------------------------------------------------
  3        SEC USE ONLY
---------- ---------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------- --------- ------------------------------------------
        NUMBER OF              5      SOLE VOTING POWER
          SHARES                      0
       BENEFICIALLY         --------- ------------------------------------------
         OWNED BY              6      SHARED VOTING POWER
           EACH                       939,083
        REPORTING           --------- ------------------------------------------
          PERSON               7      SOLE DISPOSITIVE POWER
           WITH                       0
                            --------- ------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      939,083
----------- --------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            939,083
----------- --------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES                                            [ ]
----------- --------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            6.4%
----------- --------------------------------------------------------------------
12          TYPE OF REPORTING PERSON
            IN
=========== ====================================================================

CUSIP No. 346242100                                           Page 5 of 13 Pages

========== =====================================================================
  1        NAME OF REPORTING PERSON
           Brian D. Porter
---------- ---------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)   |X|
                                                                  (b)   [ ]
---------- ---------------------------------------------------------------------
  3        SEC USE ONLY
---------- ---------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------- --------- ------------------------------------------
        NUMBER OF              5      SOLE VOTING POWER
          SHARES                      0
       BENEFICIALLY         --------- ------------------------------------------
         OWNED BY              6      SHARED VOTING POWER
           EACH                       939,083
        REPORTING           --------- ------------------------------------------
          PERSON               7      SOLE DISPOSITIVE POWER
           WITH                       0
                            --------- ------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      939,083
----------- --------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            939,083
----------- --------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES                                            [ ]
----------- --------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            6.4%
----------- --------------------------------------------------------------------
12          TYPE OF REPORTING PERSON
            IN
=========== ====================================================================

CUSIP No. 346242100                                           Page 6 of 13 Pages

========== =====================================================================
  1        NAME OF REPORTING PERSON
           Thomas F. Duszynski
---------- ---------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   |X|
                                                                     (b)   [ ]
---------- ---------------------------------------------------------------------
  3        SEC USE ONLY
---------- ---------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------- --------- ------------------------------------------
        NUMBER OF              5      SOLE VOTING POWER
          SHARES                      0
       BENEFICIALLY         --------- ------------------------------------------
         OWNED BY              6      SHARED VOTING POWER
           EACH                       939,083
        REPORTING           --------- ------------------------------------------
          PERSON               7      SOLE DISPOSITIVE POWER
           WITH                       0
                            --------- ------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      939,083
----------- --------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            939,083
----------- --------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES                                           [ ]
----------- --------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            6.4%
----------- --------------------------------------------------------------------
12          TYPE OF REPORTING PERSON
            IN
=========== ====================================================================

CUSIP No. 346242100                                           Page 7 of 13 Pages


========== =====================================================================
  1        NAME OF REPORTING PERSON
           David R. Asplund
---------- ---------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)   |X|
                                                                  (b)   [ ]
---------- ---------------------------------------------------------------------
  3        SEC USE ONLY
---------- ---------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------- --------- ------------------------------------------
        NUMBER OF              5      SOLE VOTING POWER
          SHARES                      0
       BENEFICIALLY         --------- ------------------------------------------
         OWNED BY              6      SHARED VOTING POWER
           EACH                       939,083
        REPORTING           --------- ------------------------------------------
          PERSON               7      SOLE DISPOSITIVE POWER
           WITH                       0
                            --------- ------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      939,083
----------- --------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            939,083
----------- --------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                          [ ]
----------- --------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            6.4%
----------- --------------------------------------------------------------------
12          TYPE OF REPORTING PERSON
            IN
=========== ====================================================================

CUSIP No. 346242100                                           Page 8 of 13 Pages

========== =====================================================================
  1        NAME OF REPORTING PERSON
           David M. Matteson
---------- ---------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   |X|
                                                                     (b)   [ ]
---------- ---------------------------------------------------------------------
  3        SEC USE ONLY
---------- ---------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------- --------- ------------------------------------------
        NUMBER OF              5      SOLE VOTING POWER
          SHARES                      0
       BENEFICIALLY         --------- ------------------------------------------
         OWNED BY              6      SHARED VOTING POWER
           EACH                       939,083
        REPORTING           --------- ------------------------------------------
          PERSON               7      SOLE DISPOSITIVE POWER
           WITH                       0
                            --------- ------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      939,083
----------- --------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            939,083
----------- --------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                          [ ]
----------- --------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            6.4%
----------- --------------------------------------------------------------------
12          TYPE OF REPORTING PERSON
            IN
=========== ====================================================================

CUSIP No. 346242100                                           Page 9 of 13 Pages


Item 1(a) Name of Issuer:

         forestindustry.com, Inc.

Item 1(b) Address of Issuer's Principal Office:

         2480 Kenworth Road
         Suite 11
         Nanaimo, British Columbia
         V9T 3Y3

Item 2(a) Name of Person Filing:

         Augustine Fund, L.P.
         Augustine Capital Management, LLC
         John T. Porter
         Brian D. Porter
         Thomas F. Duszynski
         David R. Asplund
         David M. Matteson

Item 2(b) Address of Principal Business Office or, if none, Residence:

         The business address of each person filing is 141 West Jackson Boulevard, Suite 2182, Chicago, Illinois 60604.

Item 2(c) Citizenship:

         Augustine Fund, L.P. is an Illinois limited partnership.
         Augustine Capital Management, LLC is an Delaware limited liability company.
         John T. Porter, Brian D. Porter, Thomas F. Duszynski, David R.
          Asplund and David M. Matteson are all United States citizens and residents of the State of Illinois.

Item 2(d) Title of Class of Securities:

         Common Stock.

Item 2(e) CUSIP Number:   346242100

CUSIP No. 346242100                                          Page 10 of 13 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         Not applicable.

Item 4.  Ownership

          Augustine Fund, L.P. ("Augustine Fund") may be deemed to share power to vote and dispose of the shares owned of record with its general partner Augustine Capital Management, LLC ("Augustine Capital") and with the controlling members, directors and officers of Augustine Capital, all of whom are John T. Porter, Brian D. Porter, Thomas F. Duszynski, David R. Asplund and David M. Matteson. Such shares may be deemed to be beneficially owned by any or all of Augustine Fund, Augustine Capital John T. Porter, Brian D. Porter, Thomas F. Duszynski, David R. Asplund and David M. Matteson (collectively, the "Group Members").

         (a)  Amount Beneficially Owned:

          The Group Members beneficially own 939,083 shares of the Issuer's Common Stock.

         (b)  Percent of Class:

          The Group Members beneficially own 6.4% of the Common Stock.

         (c) Each of the Group Members has the number of shares listed below as to which such Group Member has:

          (i)       sole power to vote or direct the vote: 0

          (ii)      shared power to vote or direct the vote: 939,083

          (iii)     sole power to dispose or direct the disposition of: 0

          (iv)      shared power to dispose or direct the disposition of:
                    939,083

Item 5.  Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

          Not applicable.

CUSIP No. 346242100                                          Page 11 of 13 Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         The Group Members are the members of the group filing this Schedule
13G.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 346242100                                          Page 12 of 13 Pages


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    March 14, 2001

                                        AUGUSTINE FUND, L.P.

                                        By:  AUGUSTINE CAPITAL MANAGEMENT, LLC
                                             General Partner

                                        By:     /s/ John T. Porter
                                                John T. Porter, President


                                        AUGUSTINE CAPITAL MANAGEMENT, LLC

                                        By:     /s/ John T. Porter
                                                John T. Porter, President



By:      /s/ John T. Porter
          John T. Porter

By:      /s/ Brian D. Porter
          Brian D. Porter

By:      /s/ Thomas F. Duszynski
          Thomas F. Duszynski

By:      /s/ David R. Asplund
          David R. Asplund

By:      /s/ David M. Matteson
          David M. Matteson